Exhibit 10.1

FIRST AMENDMENT TO SALE AND PURCHASE AGREEMENT

RETAIL MARKETING ASSETS MASSACHUSETTS, NEW HAMPSHIRE AND

RHODE ISLAND

This FIRST AMENDMENT (the “First Amendment”) to that certain Sale and Purchase Agreement (the “Purchase Agreement”), dated as of May 24, 2010, by and among EXXONMOBIL OIL CORPORATION, a New York corporation (“EMOC”), and EXXON MOBIL CORPORATION, a New Jersey corporation (“EMC” and, together severally with EMOC, “Seller”), and GLOBAL COMPANIES LLC, a Delaware limited liability company (“Purchaser”), is made and entered into as of August 12, 2010 (the “First Amendment Date”) upon the terms and conditions set forth herein.  When provisions herein apply to both or either Seller or Purchaser, they sometimes are referred to as “Parties” or “Party.”

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to transfer and assign to Purchaser, and Purchaser has agreed to accept and assume from Seller, certain assets and liabilities related to service station properties located in the States of Massachusetts, New Hampshire and Rhode Island; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, conditions and agreements set forth in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which hereby are mutually acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                                               Closing.  Notwithstanding anything to the contrary in the Purchase Agreement, the Closing of the transactions contemplated by the Purchase Agreement shall be accomplished in five separate closings as described below:

a.                                       The initial closing (the “Initial Closing”) shall occur on September 8, 2010.  At such Initial Closing, Seller shall transfer and assign to Purchaser and Purchaser shall acquire and assume from Seller all of the Company Owned Dealer Operated Properties, Company Leased Dealer Operated Properties and the Dealer-Owned Service Stations (the “Group 1 Sites”) pursuant to the terms and conditions of the Purchase Agreement.  Seller and Purchaser shall execute all of the documents, agreements and exhibits, and take all other actions in respect of the Group 1 Sites, as may be required under the Purchase Agreement to affect the Initial Closing (including, without limitation, Seller’s payment into escrow of the Upgrade Amount related to the Group 1 Sites).  At the Initial Closing, Seller and Purchaser also shall execute all of the documents, agreements and exhibits, and take all other actions in respect of the Group 2 Sites (as defined hereinbelow), as may be required under the Purchase Agreement to effect the Subsequent Closings (as hereinafter defined) to the extent reasonably achievable by such date, and shall place all such documents, agreements and exhibits into escrow with the Title Company at the Initial Closing.

(i)  The portion of the Purchase Price to be paid with respect to the Group 1 Sites (other than Inventory and cash on hand and payments for the transfer of the dealer reimbursement agreements and dealer loan balances, payments for which are addressed separately in the Purchase Agreement) shall be One Hundred Fifty Million Two Hundred Sixty-Seven Thousand U.S. Dollars($150,267,000.00 USD), plus payments for all fees, costs and expenses and other items to be paid by Purchaser pursuant to the Purchase Agreement in respect of the Group 1 Sites or otherwise attributable to the Initial Closing.

(ii)  The Purchase Price for the Group 1 Sites shall be deposited into escrow not later than 1:00 p.m. Eastern Time on September 7, 2010.  Purchaser agrees to initiate the federal funds wire for the Purchase Price of the Group 1 Sites not later than 10:00 a.m. on September 7, 2010.  Purchaser shall receive at the Initial Closing any Interest Credit due to Purchaser in connection with that portion of the Purchase Price deposited into escrow for the Initial Closing.

(iii)  Any credit owed to Purchaser for fifty percent (50%) of the filing fee under the Hart-Scott-Rodino Act actually paid by Purchaser pursuant to Section 2.6 of the Purchase Agreement (“HSR Credit”) shall be pro-rated and a portion thereof shall be credited at the Initial Closing and the remainder thereof shall be credited at the last to occur of the Subsequent Closings (as hereinafter defined).  Proration of the HSR Credit shall be as follows: 75% at the Initial Closing and 25% at the last to occur of the Subsequent Closings (as hereinafter defined).

(iv)  The Deposit shall not be credited to the Purchaser at the Initial Closing but twenty-five percent thereof (or such lesser amount as Purchaser may determine in a notice delivered to Seller not later than five (5) Business Days prior to the first of the Subsequent Closings) shall be credited at each of the Subsequent Closings until the entire Deposit is credited. The aggregate amount of interest earned on the Deposit shall not be released to Purchaser until the last to occur of the Subsequent Closings (as hereinafter defined) has been completed

b.                                      The second through fifth closings (the “Subsequent Closings”) shall begin on September 27, 2010 and continue daily through September 30, 2010, provided, however, that either Purchaser or Seller may extend the date of the second through fifth closings by notice given to the other Party not later than September 16, 2010 so long as all Subsequent Closings are completed not later than October 8, 2010.  The Subsequent Closings shall consist of the transfer to Purchaser of forty-two (42) Company Operated Retail Properties (the “Group 2 Sites”).  It is anticipated that ten (10) such Company Operated Retail Properties will be transferred to Purchaser on each of September 27th, 28th, and 29th of 2010 and twelve (12) Company Operated Retail Properties will be transferred to Purchaser on September 30, 2010, provided, however, that Purchaser or Seller may modify the number of Company Operated Retail Properties transferred at any of the Subsequent Closings to a number mutually acceptable to the Parties hereto, such modification to be agreed upon by Purchaser and Seller not later than September 16, 2010.

(i)            The portion of the Purchase Price to be paid with respect to the Group 2 Sites (other than Inventory and cash on hand, payments for which are addressed separately in the Purchase Agreement) shall be Forty-Nine Million Seven Hundred Thirty-Three Thousand U.S. Dollars ($49,733,000.00 USD), plus payments for all fees, costs and expenses and other items to be paid by Purchaser pursuant to the Purchase Agreement in respect of the Group 2 Sites or otherwise attributable to the Subsequent Closings.  .

(ii)           The Purchase Price for the Group 2 Sites shall be deposited into escrow not later than three (3) Business Days prior to the date of the respective Subsequent Closings for the applicable Group 2 Sites. Any Interest Credit due to Purchaser in connection with the Subsequent Closings shall be received by Purchaser at the last to occur of the Subsequent Closings. Seller shall pay the Upgrade Amount for the Group 2 Sites into escrow at the last to occur of the Subsequent Closings

c.                                       The Final Closing Date, as such term is defined in Section 1.56 of the Purchase Agreement, shall mean the date of the last to occur of the Subsequent Closings, provided, however that such Final Closing Date shall not be later than October 8, 2010.

2.                                       End of the Inspection Period.  Purchaser has exercised its rights under the last sentence of Section 5.3 to extend the Inspection Period and has no further right to extend the Inspection Period.  The Parties agree that the end of the Inspection Period will be August 23, 2010.  As a result of the exercise by Purchaser of the extension of the Inspection Period and the modification of the date of Closing as set forth above, the following Sections of the Purchase Agreement are hereby modified:

a.                                       Section 1.68 is hereby modified to read as follows:

1.68                                                 Inventory means all inventories of refined petroleum products in bulk storage owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; all convenience store merchandise for resale owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; and any car-wash chemicals owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; provided, that, Inventory shall not include any consigned inventory; and provided, further, that, absent agreement prior to August 26, 2010, between Purchaser and the then current On the Run franchisor providing for Purchaser’s use of the On the Run trademarks and other intellectual property, Inventory shall not include any On the Run branded merchandise.

b.                                      The fifth sentence of Section 2.2.1 Transfer of Fee Properties is hereby modified to read as follows:

If by a date five (5) Business Days prior to the Final Closing Date, Seller has not obtained such waiver and/or Seller has elected not to offer the right of first refusal to the third party holder, Seller will notify Purchaser and Purchaser may: (i) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such third party’s waiver to the extent such efforts do not create any additional liability to Seller; (ii) with Seller’s consent, which consent may be withheld for any reason whatsoever, elect to enter into a lease between Seller and Purchaser for such Fee Property, so long as such lease does not violate the applicable right of first refusal or require the affirmative consent of the holder thereof; or (iii) remove such Fee Property from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Fee Property set forth on Exhibit A-4.

c.                                       The fifth sentence of Section 2.2.2 Transfer of Lease Properties is hereby modified to read as follows:

If Seller has not obtained such consent by a date five (5) Business Days prior to the Final Closing Date, Seller will notify Purchaser and Purchaser may: (a) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such landlord’s consent to the extent such efforts do not create any additional liability to the Seller; (b) enter into a new lease with such landlord effective as of the Final Closing Date so long as such landlord agrees to terminate the existing lease between Seller and such landlord releases Seller from any liability under such existing lease; (c) with Seller’s consent, which consent may be withheld for any reason whatsoever, elect to enter into a sublease between Seller and Purchaser, so long as such sublease does not require the affirmative consent of such landlord; or (d) remove such Lease Property from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Lease Property set forth on Exhibit A-4.

d.                                      The first sentence of Section 2.2.4 On the Run CORS Properties is hereby modified to read as follows:

In the event that Purchaser fails to provide Seller, no later than 30 days prior to the first to occur of the Closing of the Company Operated Retail Properties, with proof of its agreement with the then current On the Run franchisor providing for Purchaser’s use of the On the Run trademark and other intellectual property at the Company-Operated Retail Properties from and after the respective Closings, then Seller shall, prior to the applicable Closing, remove from or otherwise discontinue the use of all signage, property and products bearing the On the Run trademark, or any related trademarks, tradenames or other intellectual property, and the On the Run CORS Properties will be transferred at the respective Closings without the On the Run brand.

e.                                       The sixth sentence of Section 2.5.3 Non-Petroleum Leases is hereby modified to read as follows:

If Seller has not obtained such consent by five (5) Business Days prior to the Final Closing Date, Seller will notify Purchaser and Purchaser may: (a) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such tenant’s consent to the extent such efforts do not create any additional liability to Seller; (b) enter into a new lease with such tenant effective as of the applicable Closing Date so long as such tenant agrees to provide Seller with a termination of the existing lease containing a release of Seller from any liability under such lease; or (c) remove the Property subject to such NPL from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Property set forth on Exhibit A-4.

f.                                         The third sentence of Section 5.3.3 is hereby modified to read as follows:

If Seller elects not to cure an Objection, or if Seller undertakes to cure an Objection but then determines that cure is not reasonably achievable, then Seller will give notice of the same to Purchaser not later than fifteen (15) days prior to the Final Closing Date.

3                                          Updated Exhibits.  As a result of the modification of the date of Closing, it may become necessary, following the date of the Initial Closing, with respect to the Group 1 Sites and the date of the Subsequent Closings, with respect to the Group 2 Sites, for Seller to update Exhibits which are required to be delivered at Closing.  The parties hereby agree to cooperate in the delivery and acceptance of such revised Exhibits following the Initial Closing and Subsequent Closings.

4.                                       Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

5.                                       Counterparts.  This First Amendment may be executed by the Parties in counterpart, each of which will be deemed an original.  Such counterparts together will constitute one and the same instrument.

6.                                       Governing Law.  This First Amendment and the transactions contemplated herein and all disputes between the Parties under or related to this First Amendment or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflicts of law rules.  Each Party: (a) irrevocably submits itself to the personal jurisdiction of the federal court for the Eastern District of Virginia in Alexandria, Virginia or, if federal jurisdiction is not available, to the jurisdiction of the Fairfax County Circuit Courts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this First Amendment, any of the transactions contemplated by this First Amendment or any facts and circumstances leading to its execution or performance; (b) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts; (d) agrees not to bring any suit, action or proceeding arising out of our relating to this First Amendment or any of the transactions contemplated by this First Amendment in any other court; and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

7.                                       Entire Agreement, No Other Amendments.  The Purchase Agreement, as amended hereby, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties in connection with the subject matter hereof, except as specifically set forth herein.  Except as expressly amended herein, the terms of the Purchase Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this First Amendment has been executed by Seller and Purchaser and is made effective as of the First Amendment Date.

EXXONMOBIL OIL CORPORATION,		GLOBAL COMPANIES LLC, a Delaware
a New York corporation		limited liability company

By:	/s/ Don J. Salamack	By:	/s/ Thomas J. Hollister

Name:	Don J. Salamack	Name:	Thomas J. Hollister

Title:	US Business Improvement Manager	Title:	Chief Operating Officer and Chief Financial Officer

Date:	August 19, 2010	Date:	August 12, 2010

EXXON MOBIL CORPORATION, a
New Jersey corporation

By:	/s/ Don J. Salamack

Name:	Don J. Salamack

Title:	US Business Improvement Manager

Date:	August 19, 2010